 EXHIBIT 10.37

 Nan'an City E-Government Planning, Design and Construction

Main Contract

Contract Number: CEN-W01-059

Party A:           Nan'an City Administrative Electronic Information Management Company Limited

Party B:           Expert Network (Shenzhen) Company Limited

Party A is a company directly authorized by the Nan'an City People's Government to carry out the planning, construction implementation and management of the Nan'an City e-government system on behalf of Nan'an City People's Government.  Party B is a expert company engaged in the business of providing construction planning, design and consultancy services for e-government system.  Party A formally retains Party B as a main contractor to undertake the planning, design and construction of the Nan'an e-Government System.  Based on the foundation of the ''Contract for Nan'an City e-Government System Planning, Design and Construction'' signed by Party B and the Nan'an City People's Government, according to the ''Contract law of the People's Republic of China'' and other relevant laws, rules and regulations, and abide by the principles of equality, willingness, equity and honesty credibility, Party A and Party B, through negotiation and discussion in unanimity, to reach the following terms and conditions in respect of all relevant matters of this project construction for both parties' compliance .

Article 1                      Definition, Laws and Regulation and Relevant Standard

1. Definition

The following words and expressions shall have the meaning hereby assigned to them except the context otherwise requires:-

(1)              "Project" means the Nan'an e-Government System project that Party A retained Party B as the main contractor which includes the process of planning, design and construction.

(2)              ''Party A'' means the party who directly undertakes the responsibilities of management and engagement of the main-contractor, namely, Nan'an City Administrative Electronic Information Management Company Limited

                  ''Party B'' means the party who undertakes to be the main contractor of the Project, namely, ''Expert Network (Shenzhen) Company Limited''.

(4)            ''Supervisor'' means the party appointed by Party A to undertake the supervision of the Project.

(5)            ''Sub-contractors'' means the sub-contractors who undertake the construction work of the Project.

2. Laws and Regulations

This contract shall be governed by ''Contract Law of the People's Republic of China'' and all other relevant laws and regulations currently in force in the People's Republic of China.

Article 2                      Scope of Project

            The scope of this contract includes the master planning of the Nan'an City e-government project, feasibility study report of each sub-item and the projects construction works.  The Nan'an e-government project includes Hardware Platform, Security Platform, Application Platform, E-Government Portal Website, Unified Administration Approval System, Coordinated Office System, Calling Center, Information Resources Data Base, Geographic Information System, Policy Support System, Emergency Command System and Finance Monitoring System, totaling 12 items (hereunder collectively referred to as ''Construction Items''). Party B shall be responsible for purchasing, installing, integrating, adjusting and testing, maintaining, developing and training of the materials and facilities that are relevant to the system (including hardware and software), including those works that are not specified herein but are necessary for the normal construction, adjustment and testing and operation of the system.  However, all the facilities involved in the Hardware Platform will be purchased by Party B on behalf of Party A.

Article 3                      Project Construction Site

            1.         The Project is situated at Nan'an City of Fujian Province.

            2.         Beforehand, Party B has adequately understood the situation of Party A and laid down relevant policies upon taking into considerations all the factors that would affect the construction.

            3.         Party B shall do all the preparations before the commencement of the construction, including laying down construction implementation plans with its suppliers, organizing and arranging construction workers and providing basic working and living conditions for these workers.

Article 4                      Completion Schedule, Progress Management &  Adjustment of Time for Completion

            1.         The tentative commencement date of this Project is August 8, 2005, with a total construction schedule of 18 months.  The total construction schedule shall include the completion of the planning, design and construction works of the Nan'an City e-Government project.

            2.         Party B shall apply systematic engineering management towards the Project, abide by the construction schedule as requested by Party A, and shall not cause unreasonable delay or make additional requests so as to assure that the Project will be completed on schedule.

            3.         The construction schedule shall include the working time for construction preparation, selection of suppliers, system installation, development adjustment and testing, and check on delivery of the Project etc.

            4.         Once the progress plan of the Project is accepted by Party A, Party B shall strictly comply with it and shall not make any modification at its own choice.

            5.         If the delay of the Project is not caused by Party A, Party A shall, according to the circumstances, actively coordinate with Party B so as to enable Party B to complete the Project as scheduled..

            6.         If Party B's failure to complete the works scheduled for the current month is not caused by Party A, Party B shall take effective measures to ensure that the uncompleted works will be completed together with those works scheduled in the next month; otherwise Party B shall undertake the liability for the breach and pay compensation to Party A for all economic losses arising therefrom.

7. In case of one the following events, the construction schedule can be adjusted upon prior approval of Party A:

(1)       Material alternation of the design (e.g. alternation of system function, increase or decrease in major equipments, adjustment of project items or alterations of major network) initiated and requested by Party A.

(2)       Event of force majeure

(3)       Other circumstances specified stated in this Contract.

Within 3 days upon happening of the above mentioned events, Party B shall report to Party A the delay of construction schedule in writing.  Party A shall give a reply within five days upon receipt of the report from Party B, otherwise Party A is deemed to have approved such delay.

8. If the failure to complete the works is not caused by Party A, Party B shall take full responsibility.

9. If the construction schedule is delayed due to Party A's fault, Party A shall take responsibility.

Article 5                      Delay of Commencement and Suspension of Construction

            1.         If Party A proposes to postpone the commencement of work after signing this contract, Party A shall inform Party B in writing to postpone the construction schedule accordingly and take all the relevant responsibilities.

            2.         If Party B is unable to commence as scheduled after the issue of the certificate for commencement, Party B shall apply to Part A in writing 3 days in advance for postponement of commencement in for approval, and shall take the relevant responsibilities.

3. When circumstances become necessary, the representative of Party A can request Party B to suspend the construction and shall submit resolution proposal within 48 hours.  Party B shall according to the request of Party A, suspend the construction, and shall safeguard the completed portion of the Project.

            4.         If the suspension of the Project is caused by Party B, its subcontractors or suppliers, Party B shall bear the responsibilities.  If suspension is caused by Party A, Party A shall bear the responsibilities.  If the suspension is neither caused Party A nor Party B, the party caused such suspension shall take the corresponding responsibilities and Party A or Party B shall, depending on the practical situation, shall exercise the right to claim liabilities from such party.

Article 6                      Rights and Obligations of Party A and Party B

A.            Rights and Obligations of Party A

            1.         Party A shall, according to actual need of the development of Nan'an, have the right to alter the construction design of the Project and to select or change the hardware equipments and software systems incidental to the alternation; Party B shall according to the request of Party A, make a new design and replace the hardware equipments and software systems.  Any necessary costs increasing and arising from such redesign shall be borne by Party A.

            2.         Party A shall have the right to select the Project Supervisor and to sign a contract for supervision with it.

            3.         Party A shall have the right to examine and approve construction reports and reports of design alternation, Project alternation and construction schedule adjustments etc. submitted by Party B, and handle matter regarding appropriation for the Project.

            4.         Party A shall have the right to examine the progress and quality of the Project at any time, and demand Party B to submit monthly progress report and other special reports concerning the construction of the Project.

            5.         In case Party A finds that any of Party B's employees, sub-contractors or suppliers is unable to fulfill their corresponding responsibilities, Party A shall have the right to request Party B to replace them and Party B shall accordingly arrange replacement.   Otherwise Party A shall have the right to terminate the contract and request Party B to take the relevant responsibility for compensation.

            6.         Party A shall pay down payment to Party B before Party B commences the construction of the Project and shall pay the contract sum according to the progress of the Project.

            7.         Party A shall have the responsibility to coordinate all the external matters encountered during the construction of the Project so as to provide a good external condition for the implementation of the Project. If it is required to assign Party B to take up all or part of external coordination works, both parties shall enter into a supplemental agreement to specific the scope of the works assigned and the relevant reimbursement.

            8.         Party A shall furnish to Party B all information in relation to the Project.

            9.         Party A shall, within the prescribed period agreed by both parties, give written decision in reply to any written request submitted by Party B.

            10.       Party A shall authorize a representative, who is familiar with the Project and authorized to make decision on behalf of Party A within the prescribed time, to communicate with Party B.  Prior notice shall be given to Party B for replacement of such representative.

            11.       Party A shall promptly notify the Supervisor in writing of the authorized rights of Party B, division of labor, functioning capacities and limitation of authority of key member of Party B and specify the same in the contract to be signed with the Supervisor.

            12.       Party A shall provide office premises and requisite office equipments to Party B.  Office expenditures are to be paid by Party B.

            13.       Party A shall perform all the obligations set out in the contract, failing which Party A shall take the liabilities for the breach and shall compensate Party B for all economic loss suffered by Party B.

            14.       Other rights and obligations stipulated in this contract and the annexure hereof.

B.            Rights and obligations of Party B

            1.         Party B shall make use of its own resources, technology and personnel predominance to plan, design and implement the Nan'an e-government system.

            2.         Confirm that it has adequately considered each of the conditions and factors relevant to the construction site and based on such confirmation, guarantees to complete the Project on schedule and in pre-set quality without additional costs unless according to other stipulations in this contract.

3. Submit project implementation plan and execute such plan upon the approval of Party A and the Supervisor.

4. Submit written implementation coordination plan and project progress plan and execute such plans upon the approval of Party A.

5. Select qualify suppliers to provide software and hardware systems required by the construction of the Project; and select enterprises with latent capacity to be  sub-contractors to provide all kinds of services required by the Project.  Party B shall take the responsibility for the acts of the suppliers, sub-contractors and other auxiliary members selected by Party B.

            6.         Be responsible for the organization, construction, management, coordination and implementation of all the systems.

            7.         Appoint an on-site project manager to be responsible for all on-site works, and to handle all relevant matters on-site in accordance with the contract.  The on-site project manager or his/her authorized representative must attend project coordination meeting convened by Party A or the Project Supervisor, and shall make decision on behalf of Party B and carry out all instructions of Party A and the Project Supervisor.

8. Well perform self inspection and cable layout covering work. The commencement, check on delivery and covering of the cable layout covering work shall be reported to Party A in advance.  Keep good records of the original construction work, keep good collection and arrangement of records of the cable layout covering work as so to ensure the Project quality.  All liabilities caused by Party B and all additional expenses arising therefrom shall be borne by Party B.

9. Well manage construction safety according to the stipulated requirements of the construction safety.  Install on-site lighting and safety facilities when the circumstances require so as to prevent personal injury and to safeguard lives and properties of the on-site personnel. If accidents take place, handle it vigorously and report in writing to Party A and the Supervisor immediately.

            10.       Submit monthly construction plan and monthly completion report to Party A.

            11.       Accept the supervision and inspection of on-site management personnel of Party A and and provide facilitation for daily inspection.

12.           Warranty period commences upon the entire Project passing the check on delivery for the use by Party A.  During the warranty period, Party B shall be responsible for repairs, replacement and return of the goods in the event of any problems relating the quality of the Project and shall bear all the expenses arising therefrom.

13.           Submit upon request of Party A all technical information related to the Project to Party A during the construction of the Project and arrange such information as required for compilation of completion information.

            14.       Promptly upon the completion of the Project clean away all the debris and demolish all temporary facilities (per Party A's request), and transports them to a place designated by Party A for transit out of the site.

            15.       Arrange good coordination with other professional sub-contractors.

            16.       Complete all formalities and apply for all certificates for the completion of the Project and bear all the related costs arising therefrom.

            17.       If Party B failed to perform the above mentioned obligation and therefore caused quality irregularity, delay of construction schedule, personal injury, damage of properties and economic loss, Party B shall take all responsibilities and compensate Party A for economic loss suffered therefor.

            18.       Party B shall have the responsibility and obligation to keep confidentiality of the technicality of the Project and shall not without the consent of Party A disclose any information and documents related to the Project to any other party.

19.           Responsible for maintenance during the trial operation and warranty period of the system.

            20.       Provides full set of documents mentioned in this document.

            21.       Provide relevant professional training to satisfying the requirements of this Project.

Article 7                      Project Modification

            1.         If Party A needs to modify the contents of the Project, a written notice shall be sent to Party B 5 days in advance, Party B shall organize the implementation according to the modification notice issued by the Supervisor.

            2.         If during the course of construction, Party B considers that there is a need to modify the Project (design, equipment, construction organization, or change of staff) or discover any technicality fault or any other problem, Party B shall submit a written application to Party A and the Supervisor.  Then Party A together with the Supervisor shall make decision accordingly within 5 business days, otherwise they shall deem to have approved such modification.

Article 8   Project Progress Verification and Confirmation

At the end of each month, Party B shall submit a report on completed works of the Project to the Supervisor for verification.  The Supervisor shall, after verification, handover the same to Party A and notify Party B accordingly.

Article 9                      Construction Safety

            1.         Party B shall provide good safety education and protections (including equipping its staff with personal protection facilities) according to related regulations, and ensure construction and personal safety.  If accident happens, Party B shall take vigorous and effective measures to prevent the escalation of loss and shall take all the responsibilities. When severe accident takes place, Party B shall, according to relevant regulations of the state and Nan'an City, report in writing to Party A, the Supervisor and all related departments.

            2.         If Party A considers that Party B has not provided sufficient safety measures and adequate safety facilities, Party A shall request Party B to rectify the same within a prescribed period.  If Party B still cannot meet the safety requirements within the prescribed period, Party A shall have the right to demand suspension of construction, and all losses resulting therefrom shall be borne by Party B.

            3.         During the construction of the Project, Party B shall take good care of and apply requisite measures to protect the premises, decoration, office utilities, equipment, materials, pipelines of Party A.  If any damage is caused by Party B, Party B shall bear all the losses resulting therefrom

4. If it is necessary for Party B to pile up or process equipment on the site, prior application must be submitted to Party A for approval.  If there is any loss caused by Party B, Party B shall take all the related liabilities and compensate Party A for all losses arising therefrom.

Article 10        Delivery and Delivery Conditions of Materials and Equipments

            1.         Party B guarantees that all the hardware equipments (including components) of this contract are brand new and most advance in the state.  The related equipments must be in conformity with the testing standards of the state, and all materials and equipments of this Project shall be in conformity with the planning, design layout and the designated category and standard of the function of this sytem.  Party B guarantees that all equipments and materials purchased by it possess all relevant certificates and networking permit as required by the state or the relevant administration authorities of the professions.

            2.         All imported equipments provided by Party B shall be conformed to the legal import procedure with qualified certificates issued by China Customs.

            3.         The delivery schedule and installation of all equipments must fulfill the requirements of the system completion of the Project.

            4.         Party B shall bear ''three undertakings'' for all the equipments supplied by it or its suppliers.

            5.         Place of delivery of all hardware is Nan'an City, Fujian Province.

            6.         Party B shall deliver the equipments to Party A together with complete documents (including warranty, manuals and other relevant documents) and accompanied accessories and software.

7. All equipments applied in this Project shall be in conformity with the brand, model, specification and manufacturing place set out in the equipment list. They must be qualified products made by the original manufacturers, and can only be installed after passing inspection.  Any qualified products but not made by the original manufacturers shall be treated as failure of delivery.

            8.         Party B shall prior to the date of delivery give Party A 24 hours' notice in advance for Party A to conduct quality inspection.  If the equipment fails to meet with the requirements of Party A, Party B shall unconditionally remove the equipments and purchase other products that meet with the requirements.  Party B shall bear all the expenses resulting therefrom, and compensate Party A for all its actual loss.

            9.         If Party B uses other products to substitute the hardware and software stipulated in the tender documents, such products must be examined and approved by the Supervisor, and further approved in writing by Party A.  The functions of the substitutions shall meet with the design and more advanced than the originally stipulated software and hardware systems but shall not mitigate any of Party B's obligations designated in this Contract.

Article 11        Installation, Development, Adjustment and Testing, Trial Operation and Check on Delivery of Software and Hardware Systems

            Party B shall submit ''Detailed Technology Proposal'' and ''System Implementation Proposal'' to Party A and the Supervisor for examination and approval and shall only proceed with the installation and development of software and hardware systems upon passing the examination.

            1.         Arrival of hardware equipments and check on delivery

Within 5 working days upon delivery of the hardware equipments, Party A, Party B and the Supervisor shall jointly open all the packaging for inspection and inventory taken.  The models and quantity of the equipments must be in conformity with those specified in the contract.  If there are changes in models, the features of such new models must not be inferior to those previously agreed products, and such changes shall first be approved in advance by Party A and the Supervisor. After the check on delivery, Party A, the Supervisor and Party B shall sign acceptance check reports

            2.         Installation, adjustment and testing, check on delivery, and trial operation of hardware system

Party B shall propose a preliminary installation plan 10 days before the installation of hardware system of the Project and shall commence installation upon receipt of  confirmation from Party A and the Supervisor.  After completing the installation, adjustment and testing of each sub-system, Party B shall submit application for check on delivery report to Party A and the Supervisor.  Party A, the Supervisor and Party B shall then start the check on delivery within 5 business days and shall sign a check on delivery report if the check on delivery is satisfactory.  If the failure to carry out the check on delivery in time is caused by Party A or the Supervisor which affects the progress of the Project, the construction schedule shall be extended accordingly.  If Party B suffered material loss resulting therefrom, Party A shall compensate Party B for such loss, the particulars of which shall be negotiated and agreed by Party B and Party A or the Supervisor.  If the failure to carry out the check on delivery in time is caused by Party B which affects the progress of the Project, Party B shall pay penalty for the relevant breach of contract as stipulated in the contract.

After the completion of equipment installation, adjustment and testing, and system integration, Party B shall conduct self-inspection and submit an inspection report together with the relevant completion documents to the Supervisor to apply for hardware system preliminary inspection. After the passing of preliminary inspection, the system will enter into the trial operation period.

After the installation, adjustment and testing of all the hardware equipments have been completed and the trial operation has been carried out for 10 consecutive business days, Party A, Party B and the Supervisor shall conduct internal inspection on the hardware system within 5 business days.

Party B shall guarantee that the purchase, installation, adjustment and testing, trial operation, perfection, check on delivery and training will all be completed within the hardware system working cycle.

            3.         Development, testing, check on delivery, and trial operation of application software systems

Party B shall in different phases submit software requirement analysis reports, design manuals, testing reports, operation reports, user manuals, maintenance manuals and other documents etc. and shall enter into the next stage of work after examination by the Supervisor and approval of Party A.

During the developing cycle of each application system, Party B shall complete the development and testing of each of the application system software.  After the system has been installed, Party A, Party B and the Supervisor shall within 5 working days jointly conduct preliminary inspection of the system. The system shall be put into trial operation upon the passing of the inspection.

Within 5 working days after the application system has been in trial operation for 40 days, Party A and the Supervisor shall jointly propose any modification and perfection in writing to Party B.  Party B shall finish such modification and perfection of the system software within 30 days for system inspection by Party A and the Supervisor, and Party A, Party B and the Supervisor shall within 5 working days thereafter conduct the final inner inspection on the software system.

Party B shall guarantee that the development, testing, trial ooperation, perfection, installation, training and check on delivery are all completed within each of the application system working cycle as it undertook in the tender document.

            4.         Preliminary inspection of the whole system

After the completion of integration of the software and hardware system and the passing of the internal inspection, Party B shall apply to Party A for preliminary inspection of the whole system.  The Supervisor shall issue a preliminary inspect report on the whole system.

            5. Trial operation of the whole system

The system shall only be put into trial operation after Party A and the Supervisor have approved and signed the preliminary inspection report of the whole system.  After each system has been in stable trial operation and is able to meet with the design requirements for 30 days, Party B shall apply in writing for the whole Project completion acceptance check.

            6.         Whole Project completion acceptance check

Party A and the Supervisor shall organize an expert committee to conduct the whole Project completion acceptance check according to the standards for construction implementation quality inspection and construction completion acceptance check. Party A, the Supervisor and the expert committee shall jointly issue a　''Certificate of Project Completion Acceptance Check'' after the whole project has been completed and met with the standards of the whole project completion acceptance check.  Then the whole project completion acceptance check is completed.

Party B shall guarantee that the whole project is completed within the implementation cycle of the Project.

        7. Transfer of the Project and accompanying documents

Party B shall upon the witness of the Supervisor transfer the whole Project and all the software and documentary information to Party A.

Article 12        Standards of Project Completion Inspection

            1.         This Project shall conform to the relevant laws, regulations, standards and rules proclaimed by the state and other government authorities in charge of the profession.

            2.         The Project shall be able to operate stably and normally without requiring additional materials, equipments, parts or software, to the reasonable satisfaction of Party A, the Supervisor and relevant government departments.

            3.         The Project shall meet with the needs and requirements of Nan'an E-government system project.

 Article 13        Warranty, After-sales services and Technical support

            1.         Party B shall be responsible for maintenance of the Project after the passing of the project completion inspection and the delivery of the Project to Party A.  The scope of maintenance shall conform to the tender documents and the relevant provisions of this contract.

            2.         Technical support, warranty and free maintenance of the Project shall last for one year, starting from the day of the passing of the whole Project completion inspection.

            3.         During the warranty period, Party B shall send technicians to repair within 4 hours after receipt of notice from Party A, and provides spare parts to maintain the normal oepration of the system.  Otherwise, Party A shall arrange its own technicians to repair; all the expenses and losses that may incur shall be borne by Party B.

            4.         During the initial usage period (not more than 30 days), Party B shall send qualified and experienced technicians to stay on-site to handle any issues promptly.

5. If there is any defects in the quality of the Project during or prior to the warranty period which is not maliciously caused by Party A, Party B shall be responsible to repair such defects and to bear all the responsibilities.

            6.         Technical supports and maintenance services shall be promptly provided by Party B during the warranty period.  If there is any malfunction of Party A's system, Party B's technicians shall arrive at the site within 24 hours to eliminate the malfunction in the quickest way.  If the system is unable to be restored to normal operation within 48 hours, Party B shall provide back up equipments (systems) unconditionally to maintain the normal operation of the system.

            7.         Party B shall set up a specialized technical service system to ensure response speed and quality service.

8. After the expiry of the warranty period and upon Party A's consent, Party B shall continue to provide maintenance service to Party A and both parties shall accordingly sign a maintenance contract.

            9.         The following cases are out of the scope of maintenance during the warranty service:

a.           Damages maliciously caused by the staff of Party A;

b.          Staff of Party A replace or repair major equipments or material software without the permission of Party B;

c.           Other circumstances which are excluded from the scope of warranty by laws and regulations.

For any repair to damages caused by the above mentioned reasons, a reasonable material fee will be charged.

            10.       The scope of warranty and technical support shall only cover the hardware and software products provided to Party A by Party B, its sub-contractors or suppliers in this Contract.

11.           Party B shall provide free technical support during the warranty period.

12.           When the system has a breakdown, Party B shall first solve it before looking into responsibility.

 Article 14        Contract Sum, Contracting Method and Contract Sum Adjustment

            1.         The total sum of the contract (including planning, design, hardware, software, installation, adjustment and testing and training etc.) is RMB ONE HUNDRED TWENTY FIVE MILLION AND TOWN HUNDRED THOUSAND ONLY (￥125,200,000.00), inclusive of the expenses of the hardware platform facilities and system software that Party A authorize Party B to purchase on its behalf.  Particulars of the fee for each item are listed out in the addendum.

The above fee is inclusive of the Nan'an City construction site, and all other fees and taxes payable to the state and all local government authorities.

            2.         Contracting method: By main contract with guarantee to complete within construction schedule and in good quality.  Any modification of the Project shall be dealt with according to the relevant provisions of this contract.

            3.         If the number of hardware equipments or software expenditures is increased due to the change of requirement of Party A, such increased costs shall be agreed by Party A and Party B through negotiation and shall sign a supplementary contract.  If no agreement can be reached through negotiation, both parties shall jointly appoint a qualified appraisal institution to conduct assessment, and the increased cost shall be borne by Party A.

            4.         Party B has considered and agreed to take the risks resulted from variation of salary, project management costs and equipment prices, etc. during the construction period, and shall not make any new demand.

5. Unless otherwise stated, all direct costs resulting from the Project and other costs relevant to the Project are regarded as being included in the contract sum of this Contract.

Article 15        Payment and Settlement Method

1. 5% of the total contract sum shall be retained as the retention money of the whole Project; and 5% of the total contract sum shall be retained as the surety for warranty, after-sales service, training and technical support service etc. of the Project.

            2.         Payment of contract sum

A.            The capital for the foundation item at earlier stage shall be paid by Party B in advance

The capital for the foundation and operation of the e-government system of Party A at earlier stage shall be paid by Party B in advance, the total amount of which is RMB FORTY TWO MILLION FIVE HUNDRED AND FIFTY SEVEN THOUSAND ONLY (￥42,557,000.00).  Particulars of which are as follows: Planning (RMB TWO MILLION ONLY ￥2,000,000.00), Feasibility Study Report (RMB ONE MILLION AND TWO HUNDRED THOUSAND ONLY ￥1,200,000.00), E-government Training (RMB TWO MILLION ONLY ￥2,000,000.00), Portal Website (RMB ONE MILLION SEVEN HUNDRED AND SEVEN THOUSAND ONLY ￥1,707,000.00), Hardware Platform purchased for the government (RMB FOURTEEN MILLION FIVE HUDNRED AND SIXTEEN THOUSAND ONLY ￥14,516,000.00), Hardware Platform Integration (RMB TWO MILLION ONLY ￥2,000,000.00), Security Platform (RMB FOURTEEN MILLION FOUR HUNDRED FIFTY FIVE THOUSAND AND FIVE HUNDRED ONLY ￥14,451,500.00), Application Platform (RMB FOUR MILLION SIX HUNDRED EIGHTY TWO THOUSAND AND FIVE HUNDRED ONLY ￥4,682,500.00).

Upon the completion and the passing of the completion inspection of the above items, Party A shall pay Party B 90% of the contract sum of the above mentioned itemS of the Project (RMB FORTY TWO MILLION FIVE HUNDRED FIFTY SEVEN THOUSAND ONLY ￥ 42,557,000.00), that is RMB THIRTY EIGHT THOUSAND THREE HUNDRED ONE THOUSAND AND THREE HUNDRED ONLY ￥ 38,301,300.00.

B.            Contract sum of other items

After the commencement of other items of this contract, the contract sum of each of the items shall be paid in the following manner:

(1)            Within 10 working days after the commencement of an item, Party A shall pay Party B 30% of the contract sum of that item.

(2)            Within 10 working days after Party A confirmed the technology proposal conducted by Party B through feasibility analysis of an item, Party A shall pay Party B 40% of the contract sum of that item.

(3)            Within 10 working days after the installation testing of each item, Party A shall pay Party B 20% of the contract sum of that item.

3. Payment at completion of the Project

Within 10 days after the entire Project has passed the completion inspection, Party A shall pay Party B the project retention money (5% of the total contract sum, that is RMB SIX MILLION TWO HUNDRED AND SIXTY THOUSAND ONLY ￥6,260,000.00).

4. Payment of Surety for after-sales service

Within 10 working days after the expiry of the warranty, Party A shall pay Party B surety for after-sales service (5% of the total contract sum, that is RMB SIX MILLION TWO HUNDRED AND SIXTY THOUSAND ONLY ￥6,260,000.00).

Article 16            Training

Party B shall according to the required undertakings set out in the tender and subject to the technical conditions of each sub-system, provide Party A with the on site training.  The training shall be of quality, and can be undertaken by the OEMs, Party B or the sub-contractors.

Article 17    Force Majeure

If there is any event of force majeure as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, etc., Party B shall vigorously take measures to minimize loss, and shall report on time the loss incurred and cost of repair. Damages to the Project shall be borne by Party A, while personal injuries, damages to equipments and loss arising from suspension of construction of Party B shall be borne by Party B.

If the event of force majeure results in delay of the performance of this contract or partial inability to perform this contract, then both Parties shall through negotiation with each other to decide whether to continue performing the contract.  If the contract is terminated accordingly, the interests already acquired by each party shall be returned to the other party.

Article 18        Liabilities for Breach of Contract

Party A's Liabilities for Breach of Contract:

1. If the loss of Party B is caused by Party A, Party A shall take the liabilities for the breach of contract and bear all relevant costs arising therefrom; if delay of the construction is caused, the construction schedule shall be extended accordingly.

            2.         If goods are returned due to Party A's default, Party A shall pay Party B 20% of price of such goods as a penalty.

            3.         If a particular work of cannot be completed according to the construction progress specified in the contract due to the default of Party A or the Supervisor appointed by Party A which cause loss to Party B, then the defaulting party shall pay Party B a penalty for the breach equal to 0.5% of the total contract sum of the Project for each delayed business day, provided that the total penalty shall not exceed 10% of the total contract sum.

            4.         If Party A requests replacement of equipments so as to improve design standards or has other legitimate reasons such as impediment of the related administration reforms which resulted in delay of the construction schedule, neither party shall bear liabilities of the breach but Party A shall make appropriate compensations to Party B.

            5.         If Party A is unable to make payment to Party B on time according to the payment method stipulated in this contract, which causes significant loss to Party B, Party A shall pay Party B a particular sum as compensation, the amount of which to be negotiated and agreed depending on the actual loss.

Party B's Default Liabilities:

1. If Party A has suffered any loss caused by the default of Party B, its sub-contractors, suppliers or auxiliary members (hereunder collectively referred to as ''Party B''), Party B shall take the responsibility for the default and shall compensate Party A for its loss and pay the penalty for the breach.

       2.  If the construction of this Project cannot be completed according to the construction progress specified in this contract due to Party B's default, Party B shall pay Party A a penalty for such breach equal to 0.5% of the total contract sum for each delayed business day, provided that the total penalty shall not exceed 20% of the total amount of the total contract sum. If the delay is more than 150 days, Party B is deemed to be unable to fulfill this Contract and shall return to Party A all the contract sum it has received from Party A and pay Party A 20% of the total contract sum being the penalty for the breach.

       3. If Party B is unable to deliver any one of the systems in the Project as required, it is deemed to be unable to deliver the whole Project. Party B shall accordingly return the contract sum for that system to Party A and shall pay Party A 10% of the total contract sum being penalty for the breach.

       4.  If Party B is unable to satisfactorily fulfill its obligations for the provisions of after-sales service, other relevant service and training services stipulated in this contract, and continue to be unable to fulfill such obligations according to this Contract after receiving written notice from Party A, Party B shall pay Party A 5% of the total contract sum being the penalty for the breach.

       5.  If the types, models, specifications, quality or quantity of the hardware equipments delivered by Party B do not conform to the requirements in this Contract, Party A shall has the right to refuse accepting the delivery, and Party B is deemed to be unable to deliver the equipments.

       6.  If Party B is unable to fulfill its obligation under this Contract or to meet the technical requirements or system functions specified in the technical proposal appraised by the experts; and still fails to carry out modification , or the modification made still fails to conform to the technical requirements or system functions as specified in the technical proposal or tender document, Party A shall have the right to demand Party B to terminate the Project, return all the contract sums Party A has paid, and pay 20% of the total contract sum being the penalty for the breach..

Common Clause:

            1.         Payment of penalty shall not release both parties' responsibility to perform this Contract.

            2.         The Party which unilaterally terminated this contract without legitimate reason, shall be responsible to compensate the other party for all the economic losses incurred, and shall bear all incidental legal liabilities.

Article 19        Alterations and Cancellation of Contract

            Unless otherwise stipulated in this contract, neither party can alter or cancel this contract unilaterally. Any alteration or cancellation of the contract shall be negotiated by both Parties, and recorded in writing, and become valid only after having been signed by authorized representatives of both parties. These written records shall form an integral part of the contract and shall have the same legal effect as the contract.

Article 20   Termination of Contract

            1.         If the contract cannot be perform due to the material breach of one party the other party may terminate the contract by giving prior written notice, and demand that party to take all liabilities for the breach, to compensate for all the economic loss and to pay the penalty for breach.

2. This Contract can be terminated upon the mutual agreement of both Parties.

Article 21                    Disputes Resolution

            If there is any disputes arising from the interpretation or performance of any provisions of the contract or in connection with any issues relating to the project, both parties shall through friendly consultation to resolve it; failing which may submit the same to arbitration or litigation in courts.

Article 22                        Miscellaneous

1.  This contract does not allow any transfer and assignment of the whole Project.  Party B shall choose qualified institutions to be its sub-contractors. Party A shall have the right to examine the qualifications of the sub-contractors and suppliers, with the cooperation of Party B.  Party B shall take all the legal responsibilities for all acts of the sub-contractors and suppliers against Party A.

2.  For matters not mentioned in this contract, both Parties shall consult with the other to resolve.  Any supplementary provisions and increase of materials required during the performance of the contract shall be agreed and signified by both Parties.  The executed supplementary provisions shall have the same legal effect as this contract.

3. Addendums of this Contract are the integral part of this Contract

Article 23        Effect of this Contract

This contract becomes effective immediately after the representatives of both parties have signed and sealed with the respective party's chop. This contract is in quadruplicate.  Each of Party A and Party B holds two copies, which shall have same effect.

            The Addendum of this contract shall have the same legal effect as this contract.

This contract is effective until the requirements of all provisions herein have been fulfilled and realized.

Addendum: ''List of Project Items of the Nan'an City E-Government Project''

Party A            :                       Nan'an City Administrative Electronic Information Management Company Limited
Representative:                     [Signature of Xu Sanfeng with the chop of Nan'an City Administrative Electronic Information Management Company Limited'
Date:                                        July 12, 2005

Party B:                                   Expert Network (Shenzhen) Company, Limited
Representative:                     [Signature of Song Feng with the chop of Expert Network (Shenzhen) Company Limited]
Date:                                       July 12, 2005

Addendum

List of Project Items of the Nan'an City E-Government Project

Description	Construction Cost (in RMB)
E-government planning	￥2,000,000.00
Feasibility study report of each items	￥1,200,000.00
E-government training	￥2,000,000.00
Hardware platform equipment（Purchase on behalf）	￥14,516,000.00
Hardware platform integration	￥2,000,000.00
Security platform	￥14,451,500.00
Application platform	￥4,682,500.00
Unified administration approval system	￥10,625,000.00
Portal website	￥1,707,000.00
Coordinated office system	￥13,468,000.00
Calling center	￥10,850,000.00
Geographic information system	￥15,800,000.00
Digital file manager	￥3,600,000.00
Emergency command system	￥13,150,000.00
Auxiliary decision system	￥13,150,000.00
Statistic data analysis system	￥2,000,000.00
Total	￥125,200,000.00